Exhibit 6.12

State of Tennessee · Comptroller of the Treasury

Real Estate Assessment Data

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County Number: 078 **County Name:** SEVIER **Tax Year:** 2022

Property Owner and Mailing Address

Jan 1 Owner:
TRUNDLE JOHN STEVEN ETAL
% LAURA R TRUNDLE
1951 KING ESTATES RD
SEVIERVILLE, TN 37876

Property Location

Address: MIDDLE CREEK RD 1701

Map: 073 **Grp:** **Ctrl Map:** 073 **Parcel:** 005.00 **PI:** **S/I:** 000

Value Information

Reappraisal Year: 2021

Land Mkt Value:	$482,400
Improvement Value:	$4,600
Total Market Appraisal:	$487,000
Assessment %:	25
Assessment:	$121,750

General Information

Class:	10 - FARM		
City #:	653	**City:**	SEVIERVILLE
SSD1:	000	**SSD2:**	000
District:	04	**Mkt Area:**	G01
# Bldgs:	0	**# Mobile Homes:**	0
Utilities - Water / Sewer:	03 - PUBLIC / INDIVIDUAL	**Utilities - Electricity:**	01 - PUBLIC
Utilities - Gas / Gas Type:	00 - NONE	**Zoning:**	C-5

Subdivision Data

Subdivision: BK 0000 PG 0000 LOT 0000

Plat Bk: 0000 **Plat Pg:** 0000 **Block:** **Lot:** 0000

Additional Description

CENTER VIEW RD

Building Information

Extra Features

Bldg/Card#	Type	Description	Units
1	CARPORT UNFINISHED DETACHED	24X24	576
1	ATTACHED SHED	16X35	560
1	SHED	10X10	100
1	LOFT BARN	30X35	1,050
1	ATTACHED SHED	14X30	420

Sale Information Sale Date Price Book Page Vac/Imp Type Instrument Qualification 04/26/2017 4922 35 HR 09/28/1948 $0 101 87 Land Information Deed Acres: 0.00 Calc Acres: 0.00 Total Land Units: 23.80 Land Type: 62 - WOODLAND 2 Soil Class: A Units: 14.80 Land Type: 54 - PASTURE Soil Class: G Units: 9.00 New Search Return to List View GIS Map for this Parcel Glossar y of Terms How to Search Fact Sheet Division of Property Assessments Home Pa ge Comptroller of the Treasury Home Pa ge State of Tennessee Home Pa ge